Exhibit 10.1

                                                                                                                March 14, 2008

Mr. Joseph Hill

23 Stable Way

Medway, MA 02053

                Re:  Employment Agreement

Dear Joe:

This letter is to confirm our understanding with respect to your employment by Metabolix, Inc. (the “Company”).  The terms and conditions agreed to in this letter are hereinafter referred to as the “Agreement”.  In consideration of the mutual promises and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, we have agreed as follows:

1.             Employment.

                (a)           General.  The Company will employ you, and you will be employed by the Company, as Chief Financial Officer of the Company, reporting to the Company’s Chief Executive Officer, and you shall have the responsibilities, duty and authority commensurate with that position.  You will also perform such reasonable other and/or different services for the Company as may be assigned to you from time to time.  You agree that if your employment hereunder ends for any reason, you will tender your resignation to the Company of all offices with the Company as of the date of your termination.

(b)           Devotion to Duties.  While you are employed hereunder, you will use your best efforts, skills and abilities to perform faithfully all duties assigned to you pursuant to this Agreement and will devote your full business time and energies to the business and affairs of the Company.  While you are employed hereunder, you will not undertake any other employment from any person or entity without the prior written consent of the Company.  You may, however, without prior approval of the Company, serve as a member of the board of one other company or organization, with or without compensation, provided that such membership does not conflict with your obligations to the Company. You must seek advance approval from the Company in the event you wish to serve as a member of a board of additional companies or organizations.  Such approval will not be unreasonably withheld.

2.             Term.  The Company hereby agrees to employ you, and you hereby accept employment with the Company, upon the terms set forth in this Agreement, for the period commencing as of April 1, 2008 (or such other date as the parties shall mutually agree)

(the “Commencement Date”) and ending on the first anniversary of the Commencement Date (such period is the “Initial Term”), subject to earlier termination as provided in section 4; provided, however, that at the end of such Initial Term and each anniversary date thereafter, the term of this Agreement will automatically be extended for an additional year unless, not less than thirty (30) days prior to the end of such Initial Term or one (1) year extension period, as the case may be, the Company or you shall have given written notice that it or you elects not to have the term extended.  The term of this Agreement as extended and defined by this section shall be referred to as the “Agreement Term.”

3.             Compensation.

(a)           Base Salary.  While you are employed hereunder, the Company will pay you a base salary at the annual rate of no less than $18,333.33 per month (annualized at $220,000.00) (the “Base Salary”).  The Company will deduct from each monthly salary payment all amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which you participate.

(b)           Signing Bonus.  Within fifteen (15) days of the Commencement Date, the Company will pay you a signing bonus in the amount of $20,000, less applicable payroll deductions.

(c)           Bonus Opportunity.  You will be eligible to receive an annual cash bonus in an amount of up to 120% of the Base Salary, based upon the Company’s good faith assessment of your achievement of individual goals, and of the Company’s achievement of its goals, which assessment shall be done by the CEO in conjunction with the Company’s Board of Directors.  Individual goals for each calendar year will be established, and modified, in good faith by you and the CEO.  The Company expects that the annual target bonus opportunity will be in the range of 60% of your Base Salary if your performance fully meets those expectations.  To the extent the Company awards you a cash bonus, the bonus, if payable, shall be calculated and paid no later than two and a half months following the later of the close of the calendar or Company fiscal year to which such bonus relates.  For your first year of employment, you are eligible for your full bonus potential.  For any other partial year, your cash bonus will be awarded on a pro rata basis.

(d)           Equity Compensation.

                (i)            Upon the Commencement Date, the Company shall grant you a stock option under the Metabolix, Inc. 2006 Stock Option and Incentive Plan, as amended February 22, 2007, and restated (the “2006 Stock Plan”), to purchase 50,000 shares of common stock of the Company (the “Initial Option”) at an exercise price equal to the Fair Market Value (as defined in the 2006 Stock Plan) of the Company’s common stock on the date of such grant.  Provided you are employed by the Company on the vesting date, the Initial Option shall vest as to 3,125 of the shares three months after the grant date and on the last day of each three (3) month period following the first vesting date in equal installments of 3,125 until the Initial Option fully vests. Except as provided herein, the Initial Option will be subject to the terms and conditions of the 2006 Stock Plan and the customary terms and conditions of the Company’s standard form of stock option agreement.

                (ii)           Provided you remain employed with the Company, on the six- month anniversary of the Commencement Date, the Company shall grant you an Option under the Company’s 2006 Stock Plan to purchase 25,000 shares of common stock of the Company (the “Six Month Option”) at an exercise price equal to the Fair Market Value of the Company’s common stock on the date of such grant.  Provided you are employed by the Company on the vesting date, the Six Month Option shall vest as to 1562.50 of the shares three (3) months following the grant date and on the last day of each three (3) month period following the first vesting date in equal installments of 1562.50 until the Six Month Option fully vests. Except as provided herein, the Six Month Option will be subject to the terms and conditions of the 2006 Stock Plan and the customary terms and conditions of the Company’s standard form of stock option agreement.

                (iii)          To the extent allowed pursuant to Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), each option referred to in subparagraphs (i) and (ii) hereof. shall be deemed to be an incentive stock option.

                                                                (e)           Vacation.  You will be entitled to paid vacation and paid holidays, accrued and used in accordance with the Company’s policies as currently in effect. All vacation days will be taken at times mutually agreed by you and the Company and will be subject to the business needs of the Company.

(f)            Fringe Benefits.  You will be entitled to participate in employee benefit plans which the Company provides or may establish for the benefit of its senior executives (for example, group life, disability, medical, dental and other insurance, retirement, pension, profit-sharing and similar plans) (collectively, the “Fringe Benefits”).  Your eligibility to participate in the Fringe Benefits and receive benefits thereunder will be subject to the plan documents governing such Fringe Benefits.  Nothing contained herein will require the Company to establish or maintain any Fringe Benefits.

(g)           Reimbursement of Certain Expenses.  You shall be reimbursed for such reasonable and necessary business expenses incurred by you while you are employed by the Company, which are directly related to the furtherance of the Company’s business.  You must submit any request for reimbursement no later than ninety (90) days following the date that such business expense is incurred in accordance with the Company’s reimbursement policy regarding same and business expenses must be substantiated by appropriate receipts and documentation.  If a business expense reimbursement is not exempt from Section 409A of the Code, any reimbursement in one calendar year shall not affect the amount that may be reimbursed in any other calendar year and a reimbursement (or right thereto) may not be exchanged or liquidated for another benefit or payment.

Any business expense reimbursements subject to Section 409A of the Code shall be made no later than the end of the calendar year following the calendar year in which you incur such business expense.

(h)           Indemnification.  You and the Company shall enter into the Indemnification Agreement which is attached hereto as Exhibit A.

4.             Termination.  The Agreement shall terminate upon the occurrence of any of the following:

                                (a)           Termination of the Agreement Term.  The Agreement shall terminate at the expiration of the Agreement Term as set forth in Section 2.

                                (b)           Termination for Cause.  The Agreement shall terminate, at the election of the Company, for Cause upon written notice by the Company to you.  For the purposes of this Section, “Cause” for termination shall be limited to the following:

                (i)            Your conviction of a felony; or

                (ii)           Your commission of fraud, or misconduct that results in material and demonstrable damage to the business or reputation of the Company; or

                (iii)          Your continued, repeated, intentional and willful refusal to perform the duties associated with your position with Company, which is not cured within thirty (30) days following written notice to you; provided, however, that your refusal to take any action that you reasonably believes violates any applicable law or regulation or fiduciary duty, shall not constitute grounds for the application of this subsection.

You shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board of Directors of Company then in office, after reasonable notice to you and an opportunity for you to be heard before the Board, finding that, in the good faith opinion of the Board, you had committed an act constituting “Cause” as herein defined and specifying the particulars thereof in detail.  Nothing herein will limit the right of you or your beneficiaries to contest the validity or propriety of any such determination.  The Board of Directors of the Company will be advised prior to the delivery of any notice sent pursuant to this section.

                                (c)           Termination by the Company Without Cause or by You for Good Reason.  This Agreement shall terminate at the election of the Company, without Cause, at any time upon 30 days prior written notice by the Company to you or by you for Good Reason (as defined herein).

                                (d)           Death or Disability.  The Agreement shall terminate upon your death or disability. If you shall be disabled so as to be unable to perform the essential functions of your position under this Agreement with or without reasonable accommodation, the Board may remove you from any responsibilities and/or reassign you to another position with the Company during the period of such disability, and such reassignment shall not trigger a Good Reason termination as provided herein.  Notwithstanding any such removal or reassignment, you shall continue to receive your Base Salary (less any disability pay or sick pay benefits to which you may be entitled under the Company’s policies) and benefits under this Agreement (except to the extent that you may be ineligible for one or more such benefits under applicable plan terms) for a period of three months, and your employment may be terminated by the Company at any time thereafter.  Nothing in this Section 4(b) shall be construed to waive your rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq.

Notwithstanding the foregoing, if and only to the extent that your disability is a trigger for the payment of deferred compensation, as defined in Section 409A of the Code, “disability” shall have the meaning set forth  in Section 409A(a)(2)(C) of the Code.

                                (e)           Voluntary Termination by You.  You may terminate this Agreement at your election upon not less than 30 days prior written notice to the Company.

                                (f)            Definition of Good Reason. As used in this Agreement, “Good Reason” means if the Company, without your written consent, fails to cure any one or more of the event or circumstance listed below within 10 business days after receiving notice from you:

                (i)            the assignment to you of duties materially inconsistent with this Agreement or a material diminution in title or authority;

                (ii)           any failure by the Company to pay you the compensation and benefits to which you are entitled in any material way, including any reduction in compensation including Base Salary, or payments and benefits to which you are entitled under this Agreement; or

                (iii)          the requirement that you relocate to a location more than 50 miles outside of Cambridge, Massachusetts.

5.             Effect of Termination.

                                (a)           In the event (i) you are terminated for Cause; (ii) you are terminated for death or Disability; or (iii) you voluntarily resign (other than for Good Reason), unless otherwise specifically provided herein, you, or your estate, shall be eligible only to receive (i) the portion of your Base Salary as has accrued prior to the effectiveness of such termination and has not yet been paid, (ii) an amount equal to the value of your accrued unused vacation days, and (iii) reimbursement for expenses properly incurred by you on behalf of the Company prior to such termination if such expenses are properly documented in accordance with Company policy and practice and submitted for reimbursement within 30 days of the termination date (collectively, the “Accrued Obligations”).  Such amounts will be paid promptly after termination in accordance with applicable law.

                                (b)           In the event prior to the first anniversary of the Commencement Date (i) you are terminated without Cause; or (ii) you resign for Good Reason, in addition to the Accrued Obligations, and contingent on your executing a complete release of claims against the Company, and you do not revoke the release (a fully effective release is hereafter, the “Release,” a form of which is attached hereto as Exhibit B), you shall be entitled, in addition to the Accrued Obligations, to receive continuation of your Base Salary in effect at the time of termination for (x) the balance of the Initial Term and (y) a period of twelve (12) months following the Initial Term, upon your delivery of the Release.

                                (c)           In the event this Agreement is extended and after the first anniversary of the Commencement Date (i) you are terminated without Cause; or (ii) you resign for Good Reason, in addition to the Accrued Obligations, and contingent on your executing a complete release of claims against the Company, and you do not revoke the release (a fully effective release is hereafter, the “Release,” a form of which is attached hereto as Exhibit B), you shall be entitled, in addition to the Accrued Obligations, to receive continuation of your Base Salary in effect at the time of termination for a period of twelve (12) months, upon your delivery of the Release.

                                (d)           To the extent required by Section 409A of the Code, the first installment of such Base Salary in the amount of six (6) months’ Base Salary shall be payable on the first business day following the six (6) month anniversary of the effective date of termination, and the remainder shall be payable in accordance with the Company’s regular payroll procedures thereafter.  If Section 409A of the Code is not applicable at the time of such termination, such Base Salary continuation shall commence immediately after the date of the Release. In addition to the foregoing, you shall be entitled to receive payment of COBRA premiums to maintain medical and dental benefits, if any, in effect at the time of termination for the earlier of (x) 12 months following the termination and (y) the date you become insured under a medical insurance plan providing similar benefits to that of the Company plan.

                                (e)           In the event the Agreement Term expires and the Company elects not to renew the Agreement, then in addition to the Accrued Obligations, you shall be entitled to the same benefits provided in Section 5(c) and 5(d) herein, upon your execution of the Release.  The benefits in this subsection are subject to the same limitations of 409A of the Code as set forth in Section 5(d).  Notwithstanding the foregoing, if you continue in the employment of the Company after the expiration of the Agreement Term, this Section 5(e) shall be of no further force and effect.

                                (f)            Additional Benefits Upon Termination in Connection With a Change of Control.  In the event that your employment is terminated by the Company without Cause or by you for Good Reason (each as defined herein) in connection with a Change of Control, then, in addition to the Accrued Obligations and the respective benefits described in Sections 5(b) or 5(c), as applicable, you shall be entitled to receive full vesting of all unvested equity, including but not limited to any options or restricted stock granted to you under the 2006 Stock Plan or any authorized successor stock plan provided that the conditions to vesting other than the passage of time have been satisfied.

                                (g)           The payments, benefits and vesting, if any, to which you are entitled under Section 5 (and all other payments, benefits and vesting to which you may be entitled) shall be provided without regard to whether the deductibility of such payments, benefits and vesting would be limited or precluded by Section 280G of the Code (“Section 280G”) and without regard to whether such payments (or any other payment, benefits and vesting) would subject you to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code (the “Excise Tax”).  If any portion of the payments, benefits and vesting to or for your benefit (including, but not limited to, payments, benefits and vesting under this Agreement but determined without regard to this paragraph) constitutes an “excess parachute payment” within the meaning of Section 280G (the aggregate of such payments being hereinafter referred to as the “Excess Parachute Payments”), the Company shall promptly pay to you an additional amount (the “gross-up payment”) that after reduction for all taxes (including but not limited to the Excise Tax) with respect to such gross-up payment equals the Excise Tax with respect to the Excess Parachute Payments; provided, that to the extent any gross-up payment would be considered “deferred compensation” for purposes of Section 409A of the Code, the manner and time of payment, and the provisions of this Section 5(d), shall be adjusted to the extent necessary (but only to the extent necessary) to comply with the requirements of Section 409A with respect to such payment so that the payment does not give rise to the interest or additional tax amounts described at Section 409A(a)(1)(B) or Section 409A(b)(4) of the Code (the “Section 409A penalties”); and further provided, that if, notwithstanding the immediately preceding proviso, the gross-up payment cannot be made to conform to the requirements of Section 409A of the Code, the amount of the gross-up payment shall be determined without regard to any gross-up for the Section 409A penalties.  The determination as to whether your payments, benefits and vesting include Excess Parachute Payments and, if so, the amount of such, the amount of any Excise Tax owed with respect thereto, and the amount of any gross-up payment shall be made at the Company’s expense by such certified public accounting firm as the Board may designate prior to a Change of Control (the “accounting firm”).  Notwithstanding the foregoing, if the Internal Revenue Service shall assert an Excise Tax liability that is higher than the Excise Tax (if any) determined by the accounting firm, the Company shall promptly augment the gross-up payment to address such higher Excise Tax liability. Notwithstanding anything in this section to the contrary, the maximum amount of the gross-up payment, including any gross-up for Section 409A penalties, shall not exceed $250,000.

                                (h)           “Change of Control”.  As used herein, a “Change of Control” shall occur or be deemed to have occurred only upon any one or more of the following events:

                (i)            any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes a “beneficial owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company, in substantially the same proportions as their ownership of stock of the Company), directly or indirectly, of securities of the Company, representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities; or

                (ii)           persons who, as of the Effective Date, constituted the Company’s Board of Directors (the “Incumbent Board”) cease for any reason including, without limitation, as a result of a tender offer, proxy contest, merger, consolidation or similar transaction, to constitute at least a majority of the Board of Directors, provided that any person becoming a director of the Company subsequent to the Effective Date whose election was approved by at least a majority of the directors then comprising the Incumbent Board shall, for purposes of this Section 6(f), be considered a member of the Incumbent Board; or

                (iii)          the consummation of a merger or consolidation of the Company with any other corporation or other entity, other than (1) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation or (2) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no “person” (as hereinabove defined) acquires more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities; or

                (iv)          the stockholders of the Company approve a plan of complete liquidation of  the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

                                (i)            Separation from Service.  Notwithstanding anything set forth in Sections 4 and 5 of this Agreement, a termination of employment shall be deemed not to have occurred until such time as you incur a “separation from service” with the Company in accordance with Section 409a(a)(2)(A)(v) of the Code and the applicable provisions of Treasury Regulation Section 1.409A-3.

6.             Noncompetition, Confidentiality and Inventions Obligations.  You agree to simultaneously execute the Company’s Employee Noncompetition, Confidentiality and Inventions Agreement with the execution of this Agreement.

7.             Disclosure to Future Employers.  You will provide, and the Company, in its discretion, may similarly provide, a copy of the covenants contained in the Employee Noncompetition, Confidentiality and Inventions Agreement to any business or enterprise which you may, directly or indirectly, own, manage, operate, finance, join, control or in which you may participate in the ownership, management, operation, financing, or control, or with which you may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise.

8.             Representations.  You hereby represent and warrant to the Company that you understand this Agreement, that you enter into this Agreement voluntarily and that your employment under this Agreement will not conflict with any legal duty owed by you to any other party.

                9.             General.

                                (a)           Notices.  Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

To Company:	Metabolix, Inc. 21 Erie Street Cambridge, Ma 02139 Attention: General Counsel

To the Executive:	Joseph Hill 23 Stable Way Medway, MA 02053

All notices, requests, consents and other communications hereunder which are required to be provided, or which the sender elects to provide, in writing, will be addressed to the receiving party’s address set forth above or to such other address as a party may designate by notice hereunder, and will be either (i) delivered by hand, (ii) sent by overnight courier, or (iii) sent by registered or certified mail, return receipt requested, postage prepaid.  All notices, requests, consents and other communications hereunder will be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iii) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

                                (b)           Entire Agreement.  This Agreement, together with any Stock Option Agreements executed by you and the Company (either prior to or in conjunction with this Agreement) and the Employee Noncompetition, Confidentiality and Inventions Agreement embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof.  No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

                                (c)           Modifications and Amendments.  The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties hereto.

                                (d)           Waivers and Consents.  The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions.  No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar.  Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.

                                (e)           Assignment.  The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved or to any Company Affiliate.  You may not assign your rights and obligations under this Agreement without the prior written consent of the Company and any such attempted assignment by you without the prior written consent of the Company will be void; provided, however, in the event of your death, your rights, compensation and benefits under this Agreement shall inure to the benefit of your estate, such that, for example, stock issuable to you, and awards and payments payable to you, shall be issued and paid to your estate.

                                (f)            Governing Law.  This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of Massachusetts, without giving effect to the conflict of law principles thereof.

                                (g)           Dispute Resolution. You and the Company agree to resolve any disputes arising from or relating to this Agreement solely through arbitration. Nothing in this Section applies to or governs disputes arising under or relating to the Employee Noncompetition, Confidentiality and Inventions Agreement.  Such arbitration shall be governed by the provisions of the American Arbitration Association (“AAA”), in accordance with its Employment Dispute Rules, as may be in place from time to time,

including but not limited to the selection of Arbitrators and the allocation of costs.   Any arbitration proceeding arising out of or relating to this Agreement shall be brought in the Commonwealth of Massachusetts, Suffolk County, and each of the parties irrevocably waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the arbitration proceeding shall be heard and determined only in any such venues and agrees not to bring any proceeding arising out of or relating to this Agreement in any other venue.  Each party must select an arbitrator within thirty (30) days of receipt of notice that an arbitration proceeding has commenced.  In the event that a party does not select an arbitrator within such 30 day-period, the arbitrator selected by the other party shall conduct the arbitration proceeding alone.  In the event neither party selects an arbitrator during such 30-day period, then the AAA shall appoint the arbitrator.

                                (h)           Severability.  The parties intend this Agreement to be enforced as written.  However, if any portion or provision of this Agreement is to any extent declared illegal or unenforceable by a duly authorized court having jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

                                (i)            Headings and Captions.  The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and will in no way modify or affect the meaning or construction of any of the terms or provisions hereof.

                                (j)            Acknowledgments.  You recognize and agree that the enforcement of the Noncompetition, Nondisclosure and Inventions Agreement may be necessary to ensure the preservation, protection and continuity of the business, trade secrets and goodwill of the Company.  You agree that, due to the proprietary nature of the Company’s business, the restrictions set forth in the Noncompetition, Confidentiality and Inventions Agreement may be reasonable as to time and scope.

                                (k)           Taxes.  All payments required to be made by the Company to you under this Agreement shall be subject to the withholding of such amounts for taxes and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.  To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code, and this Agreement shall be construed and applied in a manner consistent with this intent.  In the event that any severance payments or benefits hereunder are determined by the Company to be in the nature of nonqualified deferred compensation payments, you and the Company hereby agree to take such actions as may be mutually agreed to ensure that such payments or benefits comply with the applicable provisions of Section 409A of the Code and the official guidance issued thereunder.  Notwithstanding the foregoing, the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.

                                (l)            Counterparts.  This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

If the foregoing accurately sets forth our agreement, please so indicate by signing and returning to us the enclosed copy of this Agreement.

Very truly yours,

Metabolix, Inc.

By:	/s/ Anthony J. Sinskey
Name: Anthony J. Sinskey
Title: Chairman of the Compensation
Committee

Accepted and Approved:

/s/ Joseph Hill	March 21, 2008
Joseph Hill	Date

Exhibit A

Indemnification Agreement

INDEMNIFICATION AGREEMENT

This Agreement made and entered into this          day of             , 2006 (the “Agreement”), by and between Metabolix, Inc., a Delaware corporation (the “Company,” which term shall include, where appropriate, any Entity (as hereinafter defined) controlled, directly or indirectly, by the Company) and                          (the “Indemnitee”):

WHEREAS, it is essential to the Company that it be able to retain and attract as directors and officers the most capable persons available;

WHEREAS, increased corporate litigation has subjected directors and officers to litigation risks and expenses, and the limitations on the availability of directors and officers liability insurance have made it increasingly difficult for the Company to attract and retain such persons;

WHEREAS, the Company’s Amended and Restated By-laws (the “By-laws”) require it to indemnify its directors and officers to the fullest extent permitted by law and permit it to make other indemnification arrangements and agreements;

WHEREAS, the Company desires to provide Indemnitee with specific contractual assurance of Indemnitee’s rights to full indemnification against litigation risks and expenses (regardless, among other things, of any amendment to or revocation of the Company’s Second Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) or By-laws or any change in the ownership of the Company or the composition of its Board of Directors);

WHEREAS, the Company intends that this Agreement provide Indemnitee with greater protection than that which is provided by the Company’s By-laws; and

WHEREAS, Indemnitee is relying upon the rights afforded under this Agreement in becoming or continuing as a director or officer of the Company.

NOW, THEREFORE, in consideration of the promises and the covenants contained herein, the Company and Indemnitee do hereby covenant and agree as follows:

A.            Definitions.

1.                                       “Corporate Status” describes the status of a person who is serving or has served (i) as a director of the Company, (ii) as an officer of the Company, (iii) in any capacity with respect to any employee benefit plan of the Company, or (iv) as a director, partner, trustee, officer, employee, or agent of any other Entity at the request of the Company.  For purposes of subsection (iv) of this Section 1(a), if Indemnitee is serving or has served as a director, partner, trustee, officer, employee or agent of a Subsidiary, Indemnitee shall be deemed to be serving at the request of the Company.

2.                                       “Entity” shall mean any corporation, partnership, limited liability company, joint venture, trust, foundation, association, organization or other legal entity.

3.                                       “Enterprise” shall mean the Company and any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise of which Indemnitee is or was serving at the request of the Company as a director, officer, employee, agent or fiduciary.

4.                                       “Expenses” shall mean all fees, costs and expenses incurred by Indemnitee in connection with any Proceeding (as defined below), including, without limitation, attorneys’ fees, disbursements and retainers (including, without limitation, any such fees, disbursements and retainers incurred by Indemnitee pursuant to Sections 13 and 14(c) of this Agreement), fees and disbursements of expert witnesses, private investigators and professional advisors (including, without limitation, accountants and investment bankers), court costs, transcript costs, fees of experts, travel expenses, duplicating, printing and binding costs, telephone and fax transmission charges, postage, delivery services, secretarial services, and other disbursements and expenses.

5.                                       “Indemnifiable Amounts” shall have the meaning ascribed to that term in Section 3 below.

6.                                       “Liabilities” shall mean judgments, damages, liabilities, losses, penalties, excise taxes, fines and amounts paid in settlement.

7.                                       “Proceeding” shall mean any threatened, pending or completed claim, action, suit, arbitration, alternate dispute resolution process, investigation, administrative hearing, appeal, or any other proceeding, whether civil, criminal, administrative, arbitrative or investigative, whether formal or informal, including a proceeding initiated by Indemnitee pursuant to Section 13 of this Agreement to enforce Indemnitee’s rights hereunder.

8.                                       “Subsidiary” shall mean any corporation, partnership, limited liability company, joint venture, trust or other Entity of which the Company owns (either directly or through or together with another Subsidiary of the Company) either (i) a general partner, managing member or other similar interest or (ii) (A) 50% or more of the voting power of the voting capital equity interests of such corporation, partnership, limited liability company, joint venture or other Entity, or (B) 50% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other Entity.

B.            Services of Indemnitee.  In consideration of the Company’s covenants and commitments hereunder, Indemnitee agrees to serve or continue to serve as a director or officer of the Company.  However, this Agreement shall not impose any obligation on Indemnitee or the Company to continue Indemnitee’s service to the Company beyond any period otherwise required by law or by other agreements or commitments of the parties, if any.  Indemnitee may at any time and for any reason resign from such position (subject to any other contractual obligation or any obligation imposed by operation of law), upon which event the Company shall have no obligation under this Agreement to continue Indemnitee in such position.  Notwithstanding the forgoing, this Agreement shall continue in force after Indemnitee has ceased to serve as a director or officer of the Company.

C.            Indemnity in Third-Party Proceedings.  The Company shall indemnify Indemnitee in accordance with the provisions of this Section 3 if Indemnitee is, or is threatened to be made, by reason of Indemnitee’s Corporate Status, a party to or a participant in any Proceeding, other than a Proceeding by or in the right of the Company to procure a judgment in its favor.  Pursuant to this Section 3, Indemnitee shall be indemnified against all Expenses and Liabilities actually and reasonably incurred by Indemnitee or on his behalf in connection with such Proceeding or any claim, issue or matter therein (indemnifiable Expenses and Liabilities collectively referred herein as “Indemnifiable Amounts”), if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, in the case of a criminal Proceeding, had not reasonable cause to believe that his conduct was unlawful.  Indemnitee shall not enter into any settlement in connection with a Proceeding without the consent of the Company, which shall not be unreasonably held or delayed.

D.            Indemnity in Proceedings by or in the Right of the Company.  The Company shall indemnify Indemnitee in accordance with the provisions of this Section 4 if Indemnitee is, or is threatened to be made, by reason of Indemnitee’s Corporate Status, a party to or a participant in any Proceeding by or in the right of the Company to procure a judgment in its favor.  Pursuant to this Section 4, Indemnitee shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection with such Proceeding or any claim, issue or matter therein, if Indemnitee acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company.  No indemnification for Expenses shall be made under this Section 4 in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudged by a court to be liable to the Company, unless and only to the extent that the Delaware Court of Chancery (the “Delaware Chancery Court”) or any court in which the Proceeding was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnification for such Expenses as the Delaware Chancery Court or such other court shall deem proper.

E.             Indemnification for Expenses of a Party Who is Wholly or Partly Successful.  If Indemnitee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Indemnitee against:  (a) all Expenses reasonably incurred by Indemnitee or on Indemnitee’s behalf in connection with each successfully resolved claim, issue or matter; and (b) any claim, issue or matter related to any such successfully resolved claim, issue or matter.  For purposes of this Agreement, the termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, by reason of settlement, judgment, order or otherwise, shall be deemed to be a successful result as to such claim, issue or matter.

F.             Procedure for Payment of Indemnifiable Amounts.  Indemnitee shall submit to the Company a written request specifying the Indemnifiable Amounts for which Indemnitee seeks payment under Sections 3, 4 or 5 of this Agreement and the basis for the claim.  The Company shall pay such Indemnifiable Amounts to Indemnitee promptly upon receipt of its request.  At the request of the Company, Indemnitee shall furnish such documentation and information as are reasonably available to Indemnitee and necessary to establish that Indemnitee is entitled to indemnification hereunder.

G.            Indemnification For Expenses of a Witness.  Notwithstanding any other provision of this Agreement, to the extent that Indemnitee is, by reason of his Corporate Status, a witness in any Proceeding to which Indemnitee is not a party, he shall be indemnified against all Expenses actually and reasonably incurred by him or on his behalf in connection therewith.

H.            Effect of Certain Resolutions.  Neither the settlement or termination of any Proceeding nor the failure of the Company to award indemnification or to determine that indemnification is payable shall create a presumption that Indemnitee is not entitled to indemnification hereunder.  In addition, the termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, had reasonable cause to believe that Indemnitee’s action was unlawful.

I.              Exclusions.  Notwithstanding any provision in this Agreement to the contrary, the Company shall not be obligated under this Agreement to make any indemnity in connection with any claim made against Indemnitee:

1.                                       for which payment has actually been made to or on behalf of Indemnitee under any insurance policy or other indemnity provision, except with respect to any excess beyond the amount paid under any insurance policy or other indemnity provisions;

2.                                       for an accounting of profits made from the purchase and sale (or sale and purchase) by Indemnitee of securities of the Company within the meaning of Section 16(b) of the Securities Exchange Act of 1934, as amended, or similar provisions of state statutory law or common law; or

3.                                       for which payment is prohibited by applicable law.

J.             Agreement to Advance Expenses; Undertaking.  The Company shall advance all Expenses incurred by or on behalf of Indemnitee in connection with any Proceeding, including a Proceeding by or in the right of the Company, in which Indemnitee is involved by reason of such Indemnitee’s Corporate Status within ten (10) calendar days after the receipt by the Company of a written statement from Indemnitee requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding.  Advances shall be unsecured and interest free.  Advances shall be made without regard to Indemnitee’s ability to repay the expenses and without regard to Indemnitee’s ultimate entitlement to indemnification under the other provisions of this Agreement.  To the extent required by Delaware law, Indemnitee hereby undertakes to repay any and all of the amount of indemnifiable Expenses paid to Indemnitee if it is finally determined by a court of competent jurisdiction that Indemnitee is not entitled under this Agreement to indemnification with respect to such Expenses.  This undertaking is an unlimited general obligation of Indemnitee.

K.            Procedure for Advance Payment of Expenses.  Indemnitee shall submit to the Company a written request specifying the Expenses for which Indemnitee seeks an advancement under Section 10 of this Agreement, together with documentation evidencing that Indemnitee has incurred such Expenses (which shall include invoices received by Indemnitee in connection with such Expenses but, in the case of invoices in connection with legal services, any reference to legal work performed or to expenditures made that would cause Indemnitee to waive any privilege accorded by applicable law shall not be included with the invoice).  Advances under Section 10 shall be made no later than ten (10) calendar days after the Company’s receipt of such request.  If a claim for advancement of Expenses hereunder by Indemnitee is not paid in full by the Company within ten (10) calendar days after receipt by the Company of documentation of Expenses and the required undertaking, Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and if successful in whole or in part, Indemnitee shall also be entitled to be paid the expenses of prosecuting such claim.  The burden of proving that Indemnitee is not entitled to an advancement of expenses shall be on the Company.

L.             Presumptions and Effect of Certain Proceedings.

1.                                       In making a determination required to be made under Delaware law with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination shall presume that Indemnitee is entitled to indemnification under this Agreement if Indemnitee has submitted a request for indemnification in accordance with Section 6 of this Agreement, and the Company shall have the burden of proof to overcome that presumption in connection with the making of any determination contrary to that presumption.  Neither the failure of the Company or of any person, persons or entity to have made a determination prior to the commencement of any action pursuant to this Agreement that indemnification is proper in the circumstances because Indemnitee has met the applicable standard of conduct, nor an actual determination by the Company or by any person, persons or entity that Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that Indemnitee has not met the applicable standard of conduct.

2.                                       The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not (except as otherwise expressly provided in this Agreement) of itself adversely affect the right of Indemnitee to indemnification or create a presumption that Indemnitee did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company or, with respect to any criminal Proceeding, that Indemnitee had reasonable cause to believe that his conduct was unlawful.

3.                                       For purposes of any determination of good faith, Indemnitee shall be deemed to have acted in good faith if Indemnitee’s action is based on the records or books of account of the Enterprise, including financial statements, or on information supplied to Indemnitee by the officers of the Enterprise in the course of their duties, or on the advice of legal counsel for the Enterprise or the Board of Directors or counsel selected by any committee of the Board of Directors or on information or records given or reports made to the Enterprise by an independent certified public accountant or by an appraiser, investment banker or other expert selected with reasonable care by the Company or the Board of Directors or any committee of the Board of Directors.  The provisions of this Section 12(c) shall not be deemed to be exclusive or to limit in any way the other circumstances in which the Indemnitee may be deemed to have met the applicable standard of conduct set forth in this Agreement.

4.                                       The knowledge and/or actions, or failure to act, of any director, officer, agent or employee of the Enterprise shall not be imputed to Indemnitee for purposes of determining the right to indemnification under this Agreement.

M.           Remedies of Indemnitee.

1.                                       Right to Petition Court.  In the event that Indemnitee makes a request for payment of Indemnifiable Amounts under Sections 3, 4 and 5 above or a request for an advancement of Expenses under Sections 10 and 11 above and the Company fails to make such payment or advancement in a timely manner pursuant to the terms of this Agreement, Indemnitee may petition the Delaware Chancery Court to enforce the Company’s obligations under this Agreement.

2.                                       Burden of Proof.  In any judicial proceeding brought under Section 13(a) above, the Company shall have the burden of proving that Indemnitee is not entitled to payment of Indemnifiable Amounts hereunder.

3.                                       Expenses.  The Company agrees to reimburse Indemnitee in full for any Expenses incurred by Indemnitee in connection with investigating, preparing for, litigating, defending or settling any action brought by Indemnitee under Section 13(a) above, or in connection with any claim or counterclaim brought by the Company in connection therewith, if

Indemnitee is successful in whole or in part in connection with any such action.

4.                                       Failure to Act Not a Defense.  The failure of the Company (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to make a determination concerning the permissibility of the payment of Indemnifiable Amounts or the advancement of indemnifiable Expenses under this Agreement shall not be a defense in any action brought under Section 13(a) above, and shall not create a presumption that such payment or advancement is not permissible.

N.            Defense of the Underlying Proceeding.

1.                                       Notice by Indemnitee.  Indemnitee agrees to notify the Company promptly upon being served with any summons, citation, subpoena, complaint, indictment, information, or other document relating to any Proceeding which may result in the payment of Indemnifiable Amounts or the advancement of Expenses hereunder; provided, however, that the failure to give any such notice shall not disqualify Indemnitee from the right, or otherwise affect in any manner any right of Indemnitee, to receive payments of Indemnifiable Amounts or advancements of Expenses unless the Company’s ability to defend in such Proceeding is materially and adversely prejudiced thereby.

2.                                       Defense by Company.  Subject to the provisions of the last sentence of this Section 14(b) and of Section 14(c) below, the Company shall have the right to defend Indemnitee in any Proceeding which may give rise to the payment of Indemnifiable Amounts hereunder; provided, however, that the Company shall notify Indemnitee of any such decision to defend within thirty (30) calendar days of receipt of notice of any such Proceeding under Section 14(a) above.  The Company shall not, without the prior written consent of Indemnitee, consent to the entry of any judgment against Indemnitee or enter into any settlement or compromise which (i) includes an admission of fault of Indemnitee or (ii) does not include, as an unconditional term thereof, the full release of Indemnitee from all liability in respect of such Proceeding, which release shall be in form and substance reasonably satisfactory to Indemnitee.  This Section 14(b) shall not apply to a Proceeding brought by Indemnitee under Section 13(a) above or pursuant to Section 22 below.

3.                                       Indemnitee’s Right to Counsel.  Notwithstanding the provisions of Section 14(b) above, if in a Proceeding to which Indemnitee is a party by reason of Indemnitee’s Corporate Status, (i) Indemnitee reasonably concludes that he or she may have separate defenses or counterclaims to assert with respect to any issue which may not be consistent with the position of other defendants in such Proceeding, (ii) a conflict of interest or potential conflict of interest exists between Indemnitee and the Company, or (iii) if the Company fails to assume the defense of such proceeding in a timely manner, Indemnitee shall be entitled to be represented by a separate legal counsel of Indemnitee’s choice at the expense of the Company.  In addition, if the Company fails to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any action, suit or proceeding to deny or to recover from Indemnitee the benefits intended to be provided to Indemnitee hereunder, Indemnitee shall have the right to retain a counsel of Indemnitee’s choice, at the expense of the Company, to represent Indemnitee in connection with any such matter.

O.            Representations and Warranties of the Company.  The Company hereby represents and warrants to Indemnitee as follows:

1.                                       Authority.  The Company has all necessary power and authority to enter into, and be bound by the terms of, this Agreement, and the execution, delivery and performance of the undertakings contemplated by this Agreement have been duly authorized by the Company.

2.                                       Enforceability.  This Agreement, when executed and delivered by the Company in accordance with the provisions hereof, shall be a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally.

P.             Insurance.  The Company shall, from time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with a reputable insurance company providing the Indemnitee with coverage for losses from wrongful acts.  For so long as Indemnitee shall remain a director or officer of the Company and with respect to any such prior service, in all policies of director and officer liability insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s officers and directors.  Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance. The Company shall promptly notify Indemnitee of any good faith determination not to provide such coverage.

Q.            Contract Rights Not Exclusive.  The rights to payment of Indemnifiable Amounts and advancement of indemnifiable Expenses provided by this Agreement shall be in addition to, but not exclusive of, any other rights which Indemnitee may have at any time under applicable law, the Company’s Certificate of Incorporation or By-laws, or any other agreement, vote of stockholders or directors (or a committee of directors), or otherwise, both as to action in Indemnitee’s official capacity and as to action in any other capacity as a result of Indemnitee’s serving as a director or officer of the Company.

R.            Successors.  This Agreement shall be (a) binding upon all successors and assigns of the Company (including any transferee of all or a substantial portion of the business, stock and/or assets of the Company and any direct or indirect successor by merger or consolidation or otherwise by operation of law) and (b) binding on and shall inure to the benefit of the heirs, personal representatives, executors and administrators of Indemnitee.  This Agreement shall continue for the benefit of Indemnitee and such heirs, personal representatives, executors and administrators after Indemnitee has ceased to have Corporate Status.

S.             Subrogation.  In the event of any payment of Indemnifiable Amounts under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of contribution or recovery of Indemnitee against other persons, and Indemnitee shall take, at the request of the Company, all reasonable action necessary to secure such rights, including the execution of such documents as are necessary to enable the Company to bring suit to enforce such rights.

T.            Change in Law.  To the extent that a change in Delaware law (whether by statute or judicial decision) shall permit broader indemnification or advancement of expenses than is provided under the terms of the By-laws and this Agreement, Indemnitee shall be entitled to such broader indemnification and advancements, and this Agreement shall be deemed to be amended to such extent.

U.            Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement, or any clause thereof, shall be determined by a court of competent jurisdiction to be illegal, invalid or unenforceable, in whole or in part, such provision or clause shall be limited or modified in its application to the minimum extent necessary to make such provision or clause valid, legal and enforceable, and the remaining provisions and clauses of this Agreement shall remain fully enforceable and binding on the parties.

V.            Indemnitee as Plaintiff.  Except as provided in Section 13(c) of this Agreement and in the next sentence, Indemnitee shall not be entitled to payment of Indemnifiable Amounts or advancement of indemnifiable Expenses with respect to any Proceeding brought by Indemnitee against the Company, any Entity which it controls, any director or officer thereof, or any third party, unless the Board of Directors of the Company has consented to the initiation of such Proceeding.  This Section 22 shall not apply to counterclaims or affirmative defenses asserted by Indemnitee in an action brought against Indemnitee.

W.           Modifications and Waiver.  Except as provided in Section 20 above with respect to changes in Delaware law which broaden the right of Indemnitee to be indemnified by the Company, no supplement, modification or amendment of this Agreement shall be binding unless executed in writing by each of the parties hereto.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions of this Agreement (whether or not similar), nor shall such waiver constitute a continuing waiver.

X.            General Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered by hand, (b) when transmitted by facsimile and receipt is acknowledged, or (c) if mailed by certified or registered mail with postage prepaid, on the third business day after the date on which it is so mailed:

(i)	If to Indemnitee, to:

(ii)           If to the Company, to:

Metabolix, Inc.

21 Erie Street

Cambridge, Massachusetts 02139

Attention:  General Counsel

or to such other address as may have been furnished in the same manner by any party to the others.

Y.            Governing Law; Consent to Jurisdiction; Service of Process.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.  Each of the Company and the Indemnitee hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Chancery Court and the courts of the United States of America located in the State of Delaware (the “Delaware Courts”) for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.  Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service.  Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.  For purposes of implementing the parties’ agreement to appoint and maintain an agent for service of process in the State of Delaware, each such party does hereby appoint The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, as such agent and each such party hereby agrees to complete all actions necessary for such appointment.

[signature page follows]

 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

METABOLIX, INC.

By:
Name:
Title:

INDEMNITEE

[Name]

Exhibit B

Waiver and Release

You hereby agree and acknowledge that by signing this Waiver and Release, and for other good and valuable consideration, you are waiving your right to assert any and all forms of legal claims against the Company(1) of any kind whatsoever, whether known or unknown, arising from the beginning of time through the date you execute this Waiver and Release (the “Execution Date”).  Except as set forth below, your waiver and release herein is intended to bar any form of legal claim, complaint or any other form of action (hereafter, “Claim” or “Claims”) against the Company seeking any form of relief including, without limitation, equitable relief (whether declaratory, injunctive or otherwise), the recovery of any damages, or any other form of monetary recovery whatsoever (including, without limitation, back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys fees and any other costs) against the Company, for any alleged action, inaction or circumstance existing or arising through the Execution Date.

(1)           For purposes of this Waiver and Release, the Company includes the Company and any of its divisions, affiliates (which means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company), subsidiaries and all other related entities, and its and their directors, officers, employees, trustees, agents, successors and assigns.

Without limiting the foregoing general waiver and release, you specifically waive and release the Company from any Claim arising from or related to your prior employment relationship with the Company or the termination thereof, including, without limitation:

**                                  Claims under any state or federal discrimination, fair employment practices or other employment related statute, regulation or Employee order (as they may have been amended through the Execution Date) prohibiting discrimination or harassment based upon any protected status including, without limitation, race, national origin, age, gender, marital status, disability, veteran status or sexual orientation.  Without limitation, specifically included in this paragraph are any Claims arising under the Federal Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans With Disabilities Act and any similar Federal and state statute.

**                                  Claims under any other state or federal employment related statute, regulation or Employee order (as they may have been amended through the Execution Date) relating to wages, hours or any other terms and conditions of employment.

**                                  Claims under any state or federal common law theory including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation, interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud or negligence.

**                                  Any other Claim arising under state or federal law.

You acknowledge and agree that, but for providing this Waiver and Release, you would not be receiving the economic benefits being provided to you under the terms of this Waiver and Release.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Waiver and Release.  To that end, you have been encouraged and given the opportunity to consult with legal counsel for the purpose of reviewing the terms of this Waiver and Release.  Also, because you are over the age of 40 and consistent with the provisions of the Federal Age Discrimination in Employment Act, which prohibits discrimination on the basis of age, the Company is providing you with twenty-one (21) days in which to consider and accept the terms of this Waiver and Release by signing below and returning it to the Company.

You may rescind your assent to this Waiver and Release if, within seven (7) days after you sign this Waiver and Release, you deliver by hand or send by mail a written notice of rescission to the Company.  The eighth day following your signing of this Waiver and Release is the Effective Date.

Also, consistent with the provisions of federal and state discrimination laws, nothing in this Waiver and Release shall be deemed to prohibit you from challenging the validity of this Waiver and Release under such discrimination laws (the “Discrimination Laws”) or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or state equivalent, or from participating in any investigation or proceeding conducted by the EEOC or state equivalent.  Further, nothing in this Waiver and Release shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Waiver and Release constitutes a full release of any individual rights under the Discrimination Laws, or to seek restitution to the extent permitted by law of the economic benefits provided to you under this Waiver and Release in the event that you successfully challenge the validity of this Waiver and Release and prevail in any claim under the Discrimination Laws.

By:
Employee

Date:

4268241v.3